EXHIBIT 4.2

                            Zone 4 Play (Israel) Ltd

                                       AND

                               Gaming Ventures Plc



                               SERVICES AGREEMENT



                            Dated as of July 12, 2006

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                                TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE OF SERVICES                        2

   1.1        Purchase and Sale of Services                      2

              ARTICLE II - SERVICE COSTS; OTHER CHARGES          2

   2.1        Service Costs Generally                            2
   2.4        Cost+ Billing                                      2
   2.5        Benefits Billing                                   3
   2.6        Invoicing and Settlement of Costs                  3
   2.7        Amended Exhibits                                   3

ARTICLE III - THE SERVICES                                       3

   3.1        General Standard of Service                        3
   3.2        Limitation of Liability                            3
   3.3        Indemnification of Z4P by the Company              3
   3.4        Indemnification of the Company by Z4P              4
   3.5        Reports                                            4

ARTICLE IV - TERM AND TERMINATION                                4

   4.1        Term                                               4
   4.2        Effect of Termination                              4

ARTICLE V - MISCELLANEOUS                                        5

   5.1        Confidential Information                           5
   5.2        No Agency                                          5
   5.3        Subcontractors                                     5
   5.4        Applicable Law                                     5
   5.5        Counterparts                                       5
   5.6        Notices                                            5
   5.7        Force Majeure                                      6
   5.8        Binding Effect; Assignment                         6
   5.9        Entire Agreement                                   6
   5.10       Exhibits                                           6
   5.11       Expenses                                           6
   5.13       Severability                                       6
   5.14       No Waiver of Rights                                6

EXHIBITS

----------------------- ----- --------------------------------------------------
EXHIBIT A               -     Services to be Billed on the Cost+ Method
----------------------- ----- --------------------------------------------------
EXHIBIT B               -     Services to be Billed on the Benefits Method
----------------------- ----- --------------------------------------------------

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     SERVICES AGREEMENT, dated as of July 12, 2006 (this "AGREEMENT"), by and between ZONE4PLAY (ISRAEL), LTD., an Israeli corporation ("Z4P"), and Gaming Ventures Plc an Isle of Man Company (together with its wholly owned subsidiaries, RNG Gaming Limited, an Isle of Man company and Get21 Limited, an Isle of Man Company "GV" or the "Company", and together with Z4P, the "PARTIES")."

                                    RECITALS

     GV is in the business of development of online gaming applications for internet platforms (the "Applications"); and Z4P represents that it has sufficient expertise to develop the software for use by GV in connection with the Applications (the "Software"); and Company wishes to contract with Z4P, and Z4P wishes to contract with Company, to engage in the development of the Software and provide other services described in Exhibits A,B hereto (the "SERVICES"), on the terms and subject to the conditions of this Agreement.

                                    AGREEMENT

                                    ARTICLE I

                          PURCHASE AND SALE OF SERVICES

     Section 1.1 PURCHASE AND SALE OF SERVICES. Z4P agrees to provide to GV, and GV agrees to purchase from Z4P, the services described in Appendix A and B.

                                   ARTICLE II

                          SERVICE COSTS; OTHER CHARGES

     Section 2.1 SERVICE COSTS GENERALLY. Each Service is determined by (i) the customary billing method ("CUSTOMARY BILLING"), ii) the cost-plus-fixed-fee billing method ("COST+ BILLING") or (iii) based upon a calculation of certain costs relating to employee benefit plans and benefit arrangements ("BENEFITS BILLING" and collectively, "Service Costs"). GV agrees to pay to Z4P in the manner set forth in Section 2.5 the Service Costs applicable to each of the Services provided by Z4P.

     Section 2.2 CUSTOMARY BILLING. The costs of Services determined by the Customary Billing method are intended to be the arm's-length cost at which such Services may be purchased from third party vendors.

     Section 2.3 COST+ BILLING. The costs of Services determined by the Cost+ Billing method shall be equal to the costs and expenses incurred by Z4P on behalf of the Company, plus the fixed percentage of such costs and expenses set forth on EXHIBIT A. If Z4P incurs costs or expenses on behalf of the Company as well as other businesses operated by Z4P, Z4P will allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as Z4P shall determine in the exercise of Z4P's reasonable judgment. Z4P shall apply usual and accepted accounting conventions in making such allocations, and Z4P or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. Z4P shall make copies of such books and records available to any business upon request and with reasonable notice.

     Section 2.4 BENEFITS BILLING. (a) Prior to the formation of the Company, certain employees of the Company participated in certain benefit plans sponsored by Z4P ("Z4P PLANS"). These Company employees shall continue to be eligible to participate in the Z4P Plans, subject to the terms of the governing plan documents.


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     (b) The costs payable or incurred by the Company for Services relating to employee plans and benefit arrangements ("BENEFITS SERVICES") may be charged on the basis of Customary Billing or Benefit Billing. Benefit Services consists of those categories of Services which are more fully described on Exhibit B attached hereto.

     (c) Z4P and the Company agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with the Z4P Plans.

     Section 2.5 INVOICING AND SETTLEMENT OF COSTS.

     (a) Z4P will invoice the Company for the Service Costs on a monthly basis, in arrears and in reasonable detail, either directly or through Z4P's intracompany billing system. Payment will be made 30 days upon receipt of such invoice from Z4P.

     (b) If the Company fails to pay any monthly payment within 60 days of receipt of the relevant invoice, the Company shall be obligated to pay, in addition to the amount due, interest on such amount at the rate being charged by Z4P's principal bank. Z4P will advise the Company of the amount of such rate as it changes.

     Section 2.6 AMENDED EXHIBITS. (a) On a calendar quarterly basis, so long as the relevant Services continue to be provided under this Agreement, Z4P shall prepare and deliver to the Company updated versions of Exhibits A and B (to the extent applicable), setting forth with respect to the Services described in such exhibits, any proposed changes in billing methodology and, to the extent available, the Service Costs estimated to be payable for such Services for the next calendar quarter. The Parties will co-operate with one another, to the extent practical, in attempting to transition the performance of the Services to the Company. The Company at any time, on 30 days' prior notice, may suspend the performance by Z4P of one or more Services in order to provide those Services it self.

                                   ARTICLE III

                                  THE SERVICES

     Section 3.1 GENERAL STANDARD OF SERVICE. Except as otherwise agreed with the Company or as described in this Agreement, and provided that Z4P is not restricted by contract with third parties or by applicable law, Z4P agrees that the nature, quality and standard of care applicable to the delivery of the Services hereunder will be substantially the same as that of the Services which Z4P provides from time to time throughout its businesses.

     Section 3.2 LIMITATION OF LIABILITY. The Company agrees that Z4P and its directors, officers, agents, and employees (each, a "Z4P INDEMNIFIED PERSON") shall have no liability, whether direct or indirect, in contract or tort or otherwise, to the Company for or in connection with the Services rendered or to be rendered by any Z4P Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Z4P Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Z4P Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions or inactions.

     Section 3.3 INDEMNIFICATION OF Z4P BY THE COMPANY. The Company agrees to indemnify and hold harmless each Z4P Indemnified Person from and against any damages, and to reimburse each Z4P Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Z4P Indemnified Person is a party (collectively, "ACTIONS"), arising out of or in connection with Services rendered or to be rendered by any Z4P Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Z4P Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that the Company will not be responsible for any damages of any Z4P Indemnified Person that have resulted from such Z4P Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above.


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     Section 3.4 INDEMNIFICATION OF THE COMPANY BY Z4P. Z4P agrees to indemnify and hold harmless the Company and its directors, officers, agents, and employees (each, a "COMPANY INDEMNIFIED PERSON") from and against any damages, and will reimburse each the Company Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, arising out of the gross negligence or willful misconduct of any Z4P Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

     Section 3.5 REPORTS. Z4P shall provide or shall cause to be provided to the Company with data or reports requested by the Company relating to (i) benefits paid to or on behalf of Company employees under Z4P Plans, including but not limited to financial statements, claims history, and census information, and
(ii) other information relating to the Services that is required to satisfy any reporting or disclosure requirement binding on the Company.

                                   ARTICLE IV

                              TERM AND TERMINATION

     Section 4.1. TERM. This Agreement shall continue in effect until the first to occur of (i) one year from the date of this Agreement; (ii) the occurrence of a material, continuing breach of this Agreement by either Party, but only in the event that the breaching Party fails to cure same within ninety (90) days of its receipt of written notice from the other Party identifying such material breach and specifying the steps necessary to cure the breach; or (iii) thirty (30) days after notice of termination given by Company to Z4P that it is terminating this Agreement for convenience.

     Section 4.2 EFFECT OF TERMINATION.

     (a) Other than as required by law, upon termination of any Service and upon termination of this Agreement in accordance with its terms, Z4P will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and the Company will have no obligation to pay any fees relating to such Services or make any other payments hereunder; PROVIDED THAT notwithstanding such termination, the Company shall remain liable to Z4P for fees owed and payable in respect of Services provided prior to the effective date of the termination.

     (b) Following termination of this Agreement with respect to any Service, Z4P and the Company agree to cooperate in providing for an orderly transition of such Service to the Company or to a successor service provider. Without limiting the foregoing, Z4P agrees to (i) provide, within 30 days of the termination, copies in a format designated by Z4P, all records relating directly or indirectly to benefit determinations of the Company employees, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law and (ii) work with the Company in developing a transition schedule.


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                                    ARTICLE V

                                  MISCELLANEOUS

     Section 5.1 CONFIDENTIAL INFORMATION. The Company and Z4P hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party. "CONFIDENTIAL INFORMATION" shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 5.1, (ii) information which becomes available on a nonconfidential basis to a party from a source other than the other party to this Agreement provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a party without violating this Section 5.1 or any other confidentiality agreement with the other party and (iv) information that any Party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other Party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this
Section 5.1.

     Section 5.2 NO AGENCY. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or, except to the extent provided in Section 4.2, constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

     Section 5.3 SUBCONTRACTORS. Z4P may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement, PROVIDED THAT Z4P will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to the Company.


     Section 5.4 APPLICABLE LAW. This Agreement and the rights and liabilities of the Parties shall be governed by and construed in accordance with the laws of the State of Israel.

     Section 5.5 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 5.6 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given at the time of receipt if delivered personally or sent by fax (with answer-back received) or overnight express, or three days after being mailed, registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or such other address as the Parties designate from time to time in writing):

           If to the Company:
           Gaming Ventures Plc
           9 Myrtle Street, Douglas,
           Isle of Man


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           If to Z4P:
           Zone4Play (Israel) Ltd,
           Kiryat Atidim, Bldg 2, Tel Aviv
           Israel
           Tel- +972-3-6471884
           Fax- +972-3-6472722


     Section 5.7 FORCE MAJEURE. Should any circumstance beyond the reasonable control of any Party occur which delays or renders impractical the performance of its obligations under this Agreement on the dates herein provided for, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof. In either such event, the Parties shall promptly meet to determine an equitable solution to the effects of any such event, PROVIDED THAT any Party who fails because of force majeure to perform its obligations hereunder will upon the cessation of the force majeure take all reasonable steps within its power to resume with the least practical delay compliance with its obligations. Events of force majeure shall include, without limitation, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, fires, floods or other acts of God or nature, utility failures, strikes or other labor disputes, acts, laws, regulations or rules of any government or governmental agency and any other similar cause or event beyond the reasonable control of the Party, the obligations of which are affected thereby.

     Section 5.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party. Any attempted assignment or transfer in violation of this Section 5.8 shall be void and without legal effect.

     Section 5.9 ENTIRE AGREEMENT. The terms and conditions herein contained, together with the terms and conditions of the other documents attached as exhibits hereto, constitute the entire agreement among the Parties relating to the subject matter of this Agreement.

     Section 5.10 EXHIBITS. The exhibits attached to this Agreement shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such exhibits.

     Section 5.11 AMENDMENT. This Agreement and the exhibits attached to this Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives.

     Section 5.12 EXPENSES. Each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby except as otherwise set forth herein.

     Section 5.13 SEVERABILITY. If any provision of this Agreement is held illegal or unenforceable in a judicial proceeding, such provision shall be severed from this Agreement and shall be inoperative; and the remainder of this Agreement shall remain binding on the Parties.

     Section 5.14 NO WAIVER OF RIGHTS. No failure or delay on the part of any Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.


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         (THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.)


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                                                               SIGNATURE PAGE TO
                                                              SERVICES AGREEMENT

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.


                                                  GAMING VENTURES PLC

                                                  /s/ Uri Levy
                                                  -----------------
                                                  BY: Uri Levy, CFO



                                                  ZONE4PLAY (ISRAEL) LTD

                                                  /s/ Shimon Citron
                                                  -----------------
                                                  BY: Shimon Citron, CEO


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                                    EXHIBIT A

                    SERVICES TO BE BILLED ON THE COST+ METHOD

Development services (provided to RNG):

     1. Development of the Multi player black Jack tournaments application (Cost+10%)

     2. Development of other online gaming software as agreed by the parties (Cost+10%)


Administrative services (Provided to GV and RNG and Get21):

     1.   Rent and related expense (Cost+10%)

     2.   Communication services (Cost+10%)

     3.   Office supplies and related expenses (Cost+10%)

     4.   Deprecation and amortization (Cost+10%)

Management services: (Provided to GV and RNG and Get21): Cost+10%


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                                    EXHIBIT B

                  SERVICES TO BE BILLED ON THE BENEFITS METHOD

Amortization of deferred compensation - Cost +0%, (Provided to GV and RNG and Get21).




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